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CUSIP No. 713839 10 8

                                    EXHIBIT B
                                    ---------

                               Perini Corporation
                                  Common Stock
                                ($1.00 Par Value)

                                                               November 28, 2005

UBS Securities LLC
As Representative of the several Underwriters
c/o UBS Securities LLC
299 Park Avenue
New York, New York 10171
Ladies and Gentlemen:

      This Lock-Up Letter Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") to be entered into by Perini Corporation (the "Company") and you, as Representative of the several Underwriters named therein, with respect to the public offering (the "Offering") of Common Stock, par value $1.00 per share, of the Company (the "Common Stock").

      In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that for a period from the date hereof until the end of 90 days after the date of the final prospectus supplement relating to the Offering (the initial "Lock-Up Period"), the undersigned will not, without the prior consent of UBS Securities LLC ("UBS"), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of Common Stock, whether any such aforementioned transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement; provided, however, that if (i) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (ii) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless UBS waives, in writing, such extension.

      Any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement. Notwithstanding the foregoing, the restrictions contained in the previous paragraph shall not apply to (i) the shares of Common Stock proposed to be sold by the undersigned pursuant to the Underwriting Agreement; (ii) transactions by any person relating to shares of Common Stock or other securities of the Company acquired in open market transactions after the completion of the Offering; (iii) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock of the Company as a bona fide gift or gifts; (iv) transfers or distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable into Common Stock of the Company to affiliates (as defined in Rule 405 under the Securities Act); (v) if the undersigned is a partnership or corporation, a distribution to the partners or shareholders thereof; (vi) transfers by the undersigned or its distributee or transferee of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock of the Company to a family member of the undersigned or such distributee or transferee or trust created for the benefit of the undersigned or such distributee or transferee or family member of the undersigned or such distributee or transferee; or (vii) transfers by the undersigned to Tutor-Saliba Corporation, a California corporation ("TSC") of Put/Call Shares (as defined in the Shareholders' Agreement dated as of March 29, 2000, by and among the Company, the undersigned, TSC and the other parties thereto (the "Shareholders' Agreement")) in connection with the exercise of the put/call arrangement with TSC, pursuant to Articles III and IV of the Shareholders' Agreement; provided, that in the case of any transfer or distribution pursuant to clauses (iii) through (vii), such transferee or distributee shall execute and deliver to UBS an agreement to be bound by the restrictions set forth above prior to such transfer or distribution, as the case may be.

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CUSIP No. 713839 10 8

      In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of a registration statement relating to the Offering. The undersigned further agrees that, for a period from the date hereof until the end of 90 days after the date of the final prospectus supplement relating to the Offering, the undersigned will not, without the prior written consent of UBS, make any demand for, or exercise any right with respect to, the registration of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock.

      If (i) the Company notifies you in writing that it does not intend to proceed with the Offering; (ii) the registration statement filed with the Securities and Exchange Commission with respect to the Offering is withdrawn or
(iii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase (as defined in the Underwriting Agreement), this Lock-Up Letter Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

                               Yours very truly,
                               NATIONAL UNION FIRE INSURANCE COMPANY OF
                               PITTSBURGH, PA.,

                               By:      AIG Global Investment Corp.,
                                        its investment advisor

                                        /S/ FT CHONG
                                        -----------------------------------
                                        Name: FT Chong
                                        Title: Managing Director